Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Castle Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2022 Inducement Plan Common Stock, par value $0.001 per share	Other	350,000(3)	$23.58	$8,253,000.00	0.0001102	$909.48
Total Offering Amounts					$8,253,000.00		$909.48
Total Fee Offsets							$—
Net Fee Due							$909.48

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.001 per share (“Common Stock”), of Castle Biosciences, Inc. (the “Registrant”) that become issuable under the Registrant’s 2022 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on February 22, 2023, as reported on the Nasdaq Global Market.
(3)	Represents shares of Common Stock reserved for future grant under the Inducement Plan as inducement grants under Nasdaq Listing Rule 5635(c)(4).